Exhibit 21.1

Subsidiaries of Cell Therapeutics, Inc.

CTI Corporate Development, Inc., an Oregon Corporation, Systems Medicine LLC, a Delaware Limited Liability Company, and Aequus Biopharma, Inc., a Washington Corporation.

The above paragraph includes all subsidiaries of Cell Therapeutics, Inc.